Exhibit 19.1 Insider Trading Policy

FIRST COMMONWEALTH FINANCIAL CORPORATION
INSIDER TRADING POLICY
I. Summary
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in securities of First Commonwealth Financial Corporation (together with First Commonwealth Bank and all of their subsidiaries, “FCF” or the “Company”) and the treatment of confidential information about FCF and the companies with which FCF does business. FCF’s Board of Directors has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material, non-public information about FCF from: (i) trading in FCF Securities (as defined below); or (ii) providing material, non-public information to other persons, including relatives, friends and business acquaintances, who may trade on the basis of that information (i.e., “tipping”).
This Policy is intended to avoid even the appearance of improper conduct on the part of anyone employed by or associated with FCF. An investigation that does not ultimately result in prosecution or discipline can still tarnish one’s reputation and irreparably damage a career. It is your obligation to understand and comply with this Policy. If you have any questions regarding this Policy, please contact the Compliance Officer as set forth below under “How is this Policy Administered?”.
II. Applicability and Scope.
A. Who does this Policy apply to?
This Policy applies to all directors, officers and other employees of FCF, regardless of title, position or duties. This Policy also applies to family members, other members of a person’s household and any entities controlled by a person covered by this Policy.
This Policy establishes additional prohibitions that apply to directors as well as to certain employees who may have access to sensitive information discussed below under “Additional Restrictions Applicable to Insiders.” Employees required to adhere to these additional prohibitions (“Insiders”) will be designated by the Compliance Officer and will be notified by FCF quarterly.
If you are in possession of material, non-public information when your employment with FCF ends, you may not trade in FCF securities until that information has become public or is no longer material.
B. What Transactions are Subject to this Policy?
This Policy applies to transactions in FCF’s securities, including FCF’s common stock, options to purchase common stock and any other type of securities that FCF may issue, as well as derivative securities that are not issued by FCF, such as exchange-traded put or call options relating to FCF securities (collectively referred to in this Policy as “FCF Securities”).
This Policy also applies to material, non-public information relating to counterparties, vendors, customers or other companies learned in the course of performing your duties with FCF. As a result, transactions in the securities of such other companies are not permitted if you are aware of any material, non-public information about such company.
C. Who is Responsible?
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about FCF and not to engage in transactions in FCF Securities while in possession of material, non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material, non-public information rests with that individual, and any action on the part of FCF, the Compliance Officer, or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Accordingly, you should consult with your own legal counsel. You could be subject to severe legal penalties and disciplinary action by FCF for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
Anyone looking at your transactions will be doing so with the benefit of hindsight. As a practical matter, you should carefully consider how enforcement authorities and others might view a particular transaction in hindsight before you engage in that transaction. If you have any questions regarding specific transactions or this Policy in general, please contact the Compliance Officer as well as your own legal counsel.
D. How is the Policy Administered?
The General Counsel of FCF will serve as the Compliance Officer for the purposes of this Policy, and in his absence, the Associate General Counsel or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer or any designee shall be final and not subject to further review.
III. Policy
No director, officer or other employee of FCF (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material, non-public information relating to FCF may, directly or indirectly through family members or other persons or entities:
1.Engage in transactions in FCF Securities, except as otherwise specified in this Policy under “Transactions under FCF Plans," “Transactions Not Involving a Purchase or Sale” and " Rule 10b5-1 Trading Plans";
2.Recommend the purchase or sale of any FCF Securities;
3.Disclose material, non-public information to persons within FCF whose jobs do not require them to have that information, or outside of FCF to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with FCF’s policies regarding the protection or authorized external disclosure of information regarding FCF; or
4.Assist anyone engaged in the above activities.
Additionally, no director, officer or other employee of FCF (or any other person designated as subject to this Policy) who, in the course of working for FCF, learns of material, non-public information about a company with which FCF does business, including a customer or supplier of FCF, may trade in that company’s securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and even the appearance of an improper transaction must be avoided to preserve FCF’s reputation for adhering to the highest standards of conduct.
What is “Material”?
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect FCF’s stock price, either positively or negatively, should be considered material. There is no bright-

line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
a.Projections of future earnings or losses, or other information regarding earnings;
b.Changes in FCF’s prospects;
c.Changes in FCF’s debt ratings;
d.Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
e.Significant regulatory developments;
f.A significant cyber security event, data breach, or other large scale unauthorized release of customer information;
g.A pending or proposed merger, acquisition or tender offer;
h.A pending or proposed acquisition or disposition of a significant asset;
i.A pending or proposed joint venture;
j.A restructuring or reorganization;
k.Significant transactions;
l.A change in dividend policy, the declaration of a stock split or an offering of additional securities;
m.Bank borrowings or other financing transactions out of the ordinary course; The establishment of a repurchase program for FCF Securities;
n.A change in FCF’s pricing or cost structure;
o.Major marketing changes;
p.A change in management;
q.A change in auditors or notification that the auditor’s reports may no longer be relied upon;
r.Development of a significant new product, process or service;
s.Pending or threatened significant litigation, or the resolution of such litigation; Severe liquidity problems;
t.The gain or loss of a significant customer or supplier; or
u.The imposition of a ban on trading in FCF Securities or the securities of another company.
This list is not exhaustive. Many other types of information could be considered material, depending on the circumstances. If you are unsure whether certain information is “material,” you should contact the Compliance Officer for guidance.
What is “Non-public”?
Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed broadly to the marketplace, such as through a press release or SEC filing, or placement on FCF’s website. By contrast, information would likely not be considered widely disseminated if it is available only to FCF employees.
Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the end of business on the day on which the information is released. Depending on the particular circumstances, FCF may determine that a longer or shorter period should apply to the release of specific material, non-public information.
Transactions Under Certain Accounts and Retirement Plans
Our insider trading policy applies to pension plan accounts, IRAs, 401(k) plans, Keogh accounts or similar accounts in which self-directed securities transactions may be effected. The only exceptions are for trades executed pursuant to SEC Rule 10b5-1 Trading Plan (please refer to the information contained under the heading “Rule 10b5-1 Trading Plans” of the attached Appendix A) and transactions executed in a discretionary account. A "discretionary account" is an account in which the broker or investment advisor has been given absolute authority to affect trades on behalf of the client without prior consultation with or approval by the client. Since the client has no discretion or influence over the securities which are bought or sold in the account, the client's knowledge is immaterial to trades executed in the discretionary account. On the other hand, if a broker or investment adviser consults with the client for advice or approval before affecting the trade, the account is not truly discretionary and trades executed in such accounts would be subject to this policy.
Insider Trading Consequences
The consequences of insider trading violations can be staggering:
Traders and Tippers
If you trade on the basis of inside information or disclose inside information to others who trade, you face significant penalties, including any combination of the following:

•	Disgorgement of any profit gained or loss avoided;
•	A civil penalty (in addition to disgorgement) of up to three (3) times the profit gained or loss avoided;
•	A criminal fine (no matter how small the profit) of up to $5 million;
•	A jail term of up to 25 years; and
•	A permanent or temporary ban from serving as an officer or director of a public company.
Liabilities for judgments or settlements incurred for securities law violations or common law fraud in connection with the purchase or sale of securities are not dischargeable in a bankruptcy proceeding.
Company Imposed Sanctions
An employee's failure to comply with this Policy may subject the employee to disciplinary action, up to and including termination of employment, whether or not the employee's failure to comply results in a violation of law. Violation of the antifraud provisions of the federal securities laws also constitutes a violation of the Company's Code of Conduct and Ethics.
Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.
Additional Restrictions Applicable to Insiders
In order to avoid even the appearance of improper trading, no Insider may buy or sell any shares of the Company's stock during a quarterly "blackout period" commencing on the 10th day prior to the close of each calendar quarter (i.e., March 31st, June 30th, September 30th, and December 31st) and continuing for two (2) business days following the Company's public release of earnings results for the quarter. For that purpose, a “business day” means a day on which the New York Stock Exchange is open for trading. To illustrate, if the Company announces its earnings before the market opens on Wednesday, the blackout period would end before the market opens on Friday (assuming that the preceding Thursday is a business day). If the Company announces its earnings during market hours or after the market closes on Wednesday, the blackout period would end before the market opens on the following Monday (assuming that Thursday and Friday are both business days).
Exceptions to the Blackout Period
The trading blackout does not apply to the following transactions: 1) cash exercises of stock options; 2) recurring, non-discretionary transactions under Company plans; 3) purchases of shares through reinvestment of dividends under the Company's dividend reinvestment plan; 4) the receipt of shares in lieu of cash under a director fee stock plan (provided the election to receive shares or cash is not made during the blackout period), and 5) purchases or sales made pursuant to a 10b5-1 Trading Plan that has been approved by the Company's General Counsel. It does, however, restrict stock option exercises where the option price is paid with shares, optional cash purchases under the dividend reinvestment plan and any sale of shares acquired under a stock option or dividend reinvestment plan, including those made for the purpose of financing a so-called "cashless exercise" of a stock option. The exercise of an option, which involves only a change in the nature of beneficial ownership, will not raise any insider trading concerns.
Other Prohibited Transactions
Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving our stock, it is the Company’s policy that directors, officers and employees should not engage in any of the following activities with respect to securities of the Company:
1.Short Term Trading – An employee's short-term trading of the Company's stock may be distracting to the employee and may unduly focus the employee on the Company's short-term stock market performance instead of our long-term business objectives. For these reasons, any Company stock purchased in the open market must be held for a minimum of six (6) months and ideally longer. This policy does not apply to sales of shares acquired in stock option exercises or through reinvestment of dividends under the dividend reinvestment plan, except to the extent required for executive officers and directors. (Note: The SEC's short-swing profit rule already prevents executive officers and directors from selling any Company stock within six (6) months of a purchase. We are simply expanding this rule to all employees).
2.Purchase of Company Stock on Margin – Because a margin call may occur at a time when you are aware of material non-public information or during a blackout period, directors, officers and employees are prohibited from purchasing Company stock on margin unless the individual can demonstrate significant other assets are readily available to be liquidated to cover a margin call. Margin accounts are authorized against Company stock in the “Cashless Exercise” of stock options. All other trading restrictions still apply.
3.Short Sales of Company Stock – "Selling short," for purposes of this policy, occurs when you sell a security you do not own, or when you have sufficient shares to cover a sale, but choose to borrow the shares delivered at settlement. Selling short typically takes place when there is an expectation that the price of the shares will go down. Short sales of Company stock demonstrate an expectation on the part of the seller that the stock will decline in value, and therefore, signal to the market that the seller has no confidence on the Company or its short-term prospects. Short sales may also reduce the seller's incentive to improve the Company's performance. For these reasons, short sales of the Company's stock are prohibited. (Once again, the SEC's short-swing profit rule already prevents executive officers and directors from making short sales of Company stock. We are simply expanding this rule to all employees).
4.Hedging Transactions. Hedging transactions can be accomplished through a number of possible mechanisms, including, but not limited to, short sales or through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the

Company’s securities (defined for purposes of this policy as “hedging transactions”). Such hedging transactions may permit an Insider to continue to own the securities of the Company obtained through the Company’s benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Moreover, certain short-term or speculative transactions in the Company’s securities by employees, officers and directors create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities. For these reasons, Insiders are prohibited from engaging in hedging transactions.
5.Margin Accounts and Pledging. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, except as otherwise permitted by the Company’s Board of Directors, Insiders are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan. An exception to this anti-pledging prohibition may be granted where a person covered by this Policy wishes to pledge the Company’s securities as collateral for a loan (including margin debt) and indicates his or her financial capacity to repay the loan without resort to the pledged securities. Any person seeking an exception from this policy must submit a request for approval to the Compliance Officer.
Certification
Failure to comply with this Policy Statement or making a false certification may be grounds for your dismissal from employment for cause and, if you are a director, your removal from the Board. Each Director and Executive Officer of the Company will be required to certify, annually, that he/she has complied with this Policy Statement during the preceding year.
Company Assistance
If you have any questions about specific transaction or this Policy, you may obtain additional guidance from the Compliance Officer. Remember, however, the ultimate responsibility for adhering to the Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Any violation of the Policy must be reported immediately to the Company's Executive Vice President, Chief Audit Executive.